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                                                                 EXHIBIT 5


                         [FOLEY & LARDNER LETTERHEAD]


                                June 30, 1997



Trailer Bridge, Inc.
9550 Regency Square Boulevard, Suite 500
Jacksonville, Florida  32225

     Registration Statement on Form S-1
     Registration No. 333-28221

Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-1 (Registration No. 333-28221) of Trailer Bridge, Inc. (the "Company"), under the Securities Act of 1933, as amended, for the registration of shares of common stock, par value $0.01 (the "Shares"). The Registration Statement filed May 30, 1997, as amended by Amendment No. 1 filed concurrently herewith referred to herein as the "Registration Statement."

     As counsel for the Company, we have examined and are familiar with the following:

     (a) Certificate of Incorporation as filed in the Office of the Secretary of State of the State of Delaware;

     (b) Form of Amended and Restated Certificate of Incorporation of the Company to be filed in the Office of the Secretary of State of the State of Delaware;

     (c)  Form of Bylaws of the Company;

     (d) The proceedings of the Board of Directors of the Company in connection with or with respect to the issuance and sale of the Shares to be sold by the Company to certain underwriters pursuant to an underwriting agreement (the "Underwriting Agreement") between the Company and the underwriters named in the Registration Statement; and

     (e) Such other documents, Company records, and matters of law as we deemed to be pertinent.


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     Based upon our examination of such documents and our familiarity with such proceeds, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

     2. Upon filing of the Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware the Shares covered by the Registration Statement (including the Shares covered by the over-allotment described in the Registration Statement) to be sold by the Company will, when the price therefor is approved by the board of directors of the Company or the committee to which it has delegated pricing authority, and when issued and delivered to the underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor specified therein, be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5 in said Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities Exchange Commission promulgated thereunder.

                                            FOLEY & LARDNER